UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2011
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, NM  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry into a Material Definitive Agreement.

On May 5, 2011, EMCORE Corporation (the “Company”) entered into a long-term supply agreement (the “Supply Agreement”) with Space Systems/Loral, Inc. (“SS/L”) to manufacture and deliver high-efficiency, multi-junction solar cells for SS/L’s commercial satellite programs.

Subject to its terms and conditions, the Supply Agreement provides for SS/L to purchase from the Company a fixed number of solar cells over the performance period of the agreement, which extends through September 30, 2016.  In addition, the Supply Agreement provides SS/L an option to purchase additional solar cells for delivery by September 30, 2017.  SS/L has the right to terminate the Supply Agreement at any time for convenience.  The agreement may also be terminated upon certain events of default by the Company, including failure to deliver the products or perform services under the agreement and failure to perform any other material provisions of the agreement or to make progress so as to endanger performance of the agreement.

In addition to the Supply Agreement, the Company and SS/L are also parties to a prior long-term supply agreement for the production and delivery of high-efficiency, multi-junction solar cells for SS/L’s commercial satellite programs, which was originally entered into in March 2009.  As disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, SS/L represented 11%, 14%, and 10% of the Company’s consolidated revenue for the fiscal years ended September 30, 2010, 2009, and 2008, respectively.

The foregoing description of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Supply Agreement, which the Company intends to file with the Securities and Exchange Commission (“SEC”) as an exhibit to its quarterly report on Form 10-Q for the quarter ended June 30, 2011.  The Company intends to seek confidential treatment for certain terms of the Supply Agreement in connection with its filing of the Supply Agreement and in accordance with the procedures of the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: May 11, 2011	By: /s/ Hong Hou
Name: Hong Q. Hou, Ph.D.
Title: Chief Executive Officer